FOR IMMEDIATE RELEASE

Investor Relations:
Ed Lockwood
Sr. Director, Investor Relations
(408) 875-9529
ed.lockwood@kla-tencor.com

Media Relations:
Meggan Powers
Sr. Director, Corporate Communications
(408) 875-8733
meggan.powers@kla-tencor.com

KLA-TENCOR ANNOUNCES 10 PERCENT REDUCTION IN GLOBAL WORKFORCE AND OTHER COST-SAVING ACTIONS

MILPITAS, Calif.-March 30, 2009-KLA-Tencor Corporation (NASDAQ: KLAC) announced today that, in continuation of its efforts to control costs and in response to depressed market conditions, the company will reduce its global workforce by approximately 10 percent. This reduction is in addition to the company's workforce reduction that was announced in November 2008. The reduction is one of many cost-saving actions being undertaken by KLA-Tencor that are designed to help reduce the company's quarterly non-GAAP operating expenses to a range of $140-145 million per quarter by the end of calendar year 2009, adjusted from the company's previously announced target of $165-170 million per quarter.

"Although we have been successful in our efforts to reduce operating costs in late 2008 and early 2009, we must now further reduce our operating expenses in order to respond to the current demand environment," said Rick Wallace, chief executive officer of KLA-Tencor. "Today's reduction in force is an extremely difficult decision as we realize the effect this action will have on both impacted and remaining employees."

In addition to the workforce reduction being announced today, the company will also implement a number of other cost-cutting actions over the next several quarters, including the consolidation of several of the company's facilities, additional forced time off and a reduction in employee stock purchase plan benefits. However, KLA-Tencor is steadfast in its commitment to maintain a healthy research and development program and sustain its strategic business focus. The company remains committed to continuing to innovate process control technology for customers and optimizing efficiencies throughout the organization, which KLA-Tencor believes will continue to solidify its market leadership position and ability to provide superior process control technologies to its customers.

KLA-Tencor currently estimates that, in connection with the cost-reduction activities announced today, it will incur charges in the range of approximately $20 million to $30 million, including approximately $18 million to $22 million related to estimated severance costs associated with the workforce reduction, with the remainder of such charges related to facilities consolidation. A significant portion of these restructuring charges will be recorded in KLA-Tencor's fiscal quarter ending March 31, 2009. KLA-Tencor estimates that the restructuring measures announced today will result in approximately $18 million to $22 million in cash payments (reflecting the estimated severance costs associated with the restructuring), which KLA-Tencor believes will be paid out by the end of calendar year 2009.  The remainder will be a non-cash accounting-related charge associated with facilities consolidations.

The company anticipates incurring additional restructuring charges, which will likely include severance costs, lease termination charges, other exit costs associated with facility site consolidations or closures, and other related expenses in connection with the cost reduction actions announced today through the remainder of calendar year 2009, but is unable to estimate the aggregate amount of such additional charges at this time.

Forward Looking Statements:

Statements in this press release other than historical facts, such as statements regarding the anticipated size of KLA-Tencor's reduction in its workforce, the expected timing of the implementation of the company's cost reduction activities, the estimated costs associated with such activities, the anticipated benefits that such activities will have on the company's operating results and competitive position, the company's expected level of operating expenses in future periods, the company's implementation of additional cost reduction activities in the future, the company's future market position and the impact that the present cost reduction efforts could have on the company's ability to preserve its competitive position, the company's ability to continue to improve its technologies, the company's future research and development efforts, and future customer demand for the company's products are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to those associated with costs and delays related to compliance with U.S. and international labor and other laws, including notification procedures required thereby; the company's ability to consolidate its facilities on favorable terms, including sales terms with respect to any properties that may be sold and lease termination costs with respect to any leased properties; future developments in the semiconductor industry, capital markets and the global economy; the effectiveness of the company's other efforts to reduce its operating expenses; demand for the company's products; the results of the company's product development efforts; disruption from the workforce reduction and its potential impact on research and development efforts and company relationships with customers and vendors; the introduction of new products by the company's competitors; acceptance of the company's products by its customers; and other similar factors. For other factors that may cause actual results to differ materially from those projected and anticipated in forward-looking statements in this release, please refer to KLA-Tencor's Annual Report on Form 10-K for the fiscal year ended June 30, 2008, subsequently filed Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (including, but not limited to, the risk factors described therein). KLA-Tencor cannot provide any assurance that its future results will meet expectations, and the company disclaims any obligation to update information contained in any forward-looking statement.

About KLA-Tencor:

KLA-Tencor Corporation is the world's leading supplier of process control and yield management solutions for the semiconductor and related nanoelectronics industries. Headquartered in Milpitas, California, the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on The NASDAQ Global Select Market under the symbol KLAC. Additional information about the company is available at http://www.kla-tencor.com. (KLAC-C)

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